Robb Kristopher

Manager, External Communications

(847) 535-0879
robb.kristopher@grainger.com

GRAINGER PROMOTES RYAN TO PRESIDENT

CHICAGO, April 27, 2006 – Grainger, the leading industrial distributor in North America, today announced that James T. Ryan, 47, has become President of Grainger.

Ryan joined Grainger in 1980 in the company’s product management area. He has held many executive positions in the company including the President of the parts business, Chief Information Officer, President of the company’s Internet business, and most recently Group President for the U.S. branch-based business. He has a Bachelor of Science degree in business from Miami University of Ohio and an MBA with distinction from DePaul University in Chicago.

“Jim’s 25 years with Grainger in a variety of facets of the business make him ideally suited to lead the business,” said Grainger Chairman and Chief Executive Officer Richard L. Keyser. “Since he became Group President in 2004, the U.S. branch-based business has increased sales growth while improving operating earnings. He has done that by expanding our presence in major markets while improving gross profits.”

In 1999, Ryan was awarded the Distinguished MBA Alumni Award by DePaul University and, more recently, Illinois Institute of Technology recognized him as the 2006 Outstanding Leader in Industry. Mr. Ryan also serves on the Commercial Industry Team, an advisory board for the Department of Defense. He is also a member of the Economic Club of Chicago.

W.W. Grainger, Inc. – Grainger Promotes Ryan to President

W.W. Grainger, Inc. (NYSE: GWW), with 2005 sales of $5.5 billion, is the leading broad line supplier of facilities maintenance products serving businesses and institutions throughout North America. Through a highly integrated network including nearly 600 branches, 18 distribution centers and multiple Web sites, Grainger’s employees help customers get the job done, saving them time and money by having the right products to keep their facilities running.

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